Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-176308

August 15, 2011

Occidental Petroleum Corporation

Final Term Sheet

August 15, 2011

$1,250,000,000 1.750% Senior Notes due 2017
$900,000,000 3.125% Senior Notes due 2022

Issuer:	Occidental Petroleum Corporation
Anticipated Ratings
(Moody’s / S&P / Fitch):*	A2/A/A (Stable/Stable/Stable)
Trade Date:	August 15, 2011
Settlement Date:	August 18, 2011 (T+3)
Registration:	Registration Statement No. 333-176308

1.750% Senior Notes due 2017
Principal Amount:	$1,250,000,000
Maturity:	February 15, 2017
Interest Payment Dates:	Semi-annually in arrears on February 15 and August 15, commencing February 15, 2012
Coupon:	1.750% per year, accruing from August 18, 2011
Benchmark Treasury:	1.50% due July 2016
Benchmark Treasury Yield:	0.984%
Spread to Benchmark Treasury:	+95 bps
Yield to Maturity:	1.934%
Initial Price to Public:	99.046% per 2017 note
Make-Whole Call:

At any time at the greater of (i) 100% of the principal amount and (ii) the present value of remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) discounted at the Adjusted Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 15 basis points.

CUSIP / ISIN:	674599CB9 / US674599CB95

3.125% Senior Notes due 2022
Principal Amount:	$900,000,000
Maturity:	February 15, 2022
Interest Payment Dates:	Semi-annually in arrears on February 15 and August 15, commencing February 15, 2012
Coupon:	3.125% per year, accruing from August 18,

* Note : A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

2011
Benchmark Treasury:	2.125% due August 2021
Benchmark Treasury Yield:	2.292%
Spread to Benchmark Treasury:	+105 bps
Yield to Maturity:	3.342%
Initial Price to Public:	98.093% per 2022 note
Make-Whole Call; Par Call:

At any time prior to November 15, 2021 at the greater of (i) 100% of the principal amount and (ii) the present value of remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) discounted at the Adjusted Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 20 basis points; at any time on and after November 15, 2021, at 100% of the principal amount, plus accrued and unpaid interest.

CUSIP / ISIN:	674599CC7 / US674599CC78

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
Co-Managers:	Banca IMI S.p.A.
Banco Bilbao Vizcaya Argentaria, S.A.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
Standard Chartered Bank
UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-

5847, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities LLC collect at 212-834-4533.

This final term sheet supplements, and should be read in conjunction with, Occidental Petroleum Corporation’s preliminary prospectus supplement dated August 15, 2011 and accompanying prospectus dated August 15, 2011 and the documents incorporated by reference therein.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.